Exhibit 99.3

February 10, 2025

Welsbach Technology Metals Acquisition Corp.

4422 N. Ravenswood Ave #1025

Chicago, Illinois 60640

Consent to Reference in Proxy Statement/Prospectus

Welsbach Technology Metals Acquisition Corp. (including any successor thereto, the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a Candidate for Director on nominee of the Board of Directors of the Company, such service to commence upon the effective time of the business combination transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Robin S. Bernstein
Name:	Robin S. Bernstein